Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S REPORTS FIRST

QUARTER 2006 EARNINGS

April Comparable Sales Results Announced;

2006 Earnings Guidance Updated

Highlights

•                  First quarter earnings per share of $0.47 in 2006 vs. $0.30 in 2005 ($0.37 in 2006 vs. $0.33 in 2005, excluding the consolidation of the company’s franchisee-owned cheese purchasing entity, BIBP Commodities, Inc. (BIBP)).

•                  35 restaurant openings and 40 closures during the quarter, including 17 restaurant closures in Mexico.

•                  Domestic system-wide comparable sales for the quarter increased 4.2%.

•                  Domestic system-wide comparable sales for April increased 3.8%.

•                  Earnings guidance for 2006 updated to a range of $1.40 to $1.46 per share.

Louisville, Kentucky (April 25, 2006) – Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $242.3 million for the first quarter of 2006, representing a decrease of 2.5% from revenues of $248.6 million for the same period in 2005. Net income for the first quarter of 2006 was $16.0 million, or $0.47 per share (including a net gain of $3.4 million, or $0.10 per share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity), compared to last year’s net income of $10.0 million, or $0.30 per share (including a net loss of $1.0 million, or $0.03 per share, from the consolidation of BIBP). The first quarter 2005 operating results also included a pre-tax charge of $925,000 ($0.02 per share) associated with the closing of one of our commissary facilities.

The first quarter pre-tax income from continuing operations increased $9.9 million as compared to the corresponding 2005 period. Excluding the impact of BIBP, pre-tax income from continuing operations increased $2.9 million, or $0.05 per share from the corresponding 2005 period.

As previously disclosed, the company sold its Perfect Pizza operations in the United Kingdom, including its franchise rights and leases related to 109 franchised restaurants and a distribution facility, on March 8, 2006. The purchase price was approximately $13.0 million, with $8.0 million received in cash at closing, and the balance to be received under the terms of an interest-bearing note over the next five years. We will continue to franchise and operate the Papa John’s brand in the United Kingdom.

“We are pleased with our first quarter results,” commented Papa John’s president and chief executive officer, Nigel Travis. “Our system continues to perform well in a very competitive category. In fact, with positive comp sales in each of the first four months of this year, this makes sixteen consecutive months of positive comp sales for the Papa John’s system.”

Revenues Comparison

The primary reason for the $6.3 million (2.5%) decrease in revenues for the first quarter of 2006, as compared to the same period in 2005, was a $4.0 million decrease in company-owned restaurant revenues, as the 6.1% increase in comparable sales for the quarter was more than offset by a decline in the number of company-owned units resulting from the sale of the 84 company units to a new franchisee at the beginning of the fourth quarter of 2005. In addition, VIE restaurant revenues declined $2.7 million reflecting the sale of 19 restaurants at the beginning of the second quarter of 2005 by one of the franchisees to a third party, eliminating the VIE classification under Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (FIN 46), and the related consolidation of the operating results of such restaurants at that time. Changes in other revenue items substantially offset one another.

Operating Results and Cash Flow

Operating Results

Our pre-tax income from continuing operations for the first quarter of 2006 was $24.8 million compared to $14.9 million for the corresponding period in 2005. Excluding the impact of the consolidation of BIBP, first quarter pre-tax income from continuing operations was $19.4 million, an increase of $2.9 million over 2005 comparable results. The increase of $2.9 million in pre-tax income from continuing operations for the first quarter of 2006 as compared to the same period in the previous year (excluding the consolidation of BIBP) is principally due to the following (analyzed on a segment basis —

see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•                  Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income increased $4.7 million for the quarter, primarily due to fixed cost leverage associated with the noted increase in comparable sales for the period and improved margin from an increase in restaurant pricing.

•                  Domestic Franchising Segment. Domestic franchising operating income increased approximately $200,000 as the $873,000 increase in royalties from the 3.7% increase in comparable sales and the 84 restaurants that were sold by corporate to a franchisee at the beginning of the fourth quarter 2005, was substantially offset by an increase in administrative costs related to the field organizational restructuring implemented in late 2005 to better drive our domestic franchise operations.

•                  Domestic Commissary Segment. Domestic commissaries’ operating income increased approximately $400,000 in the first quarter of 2006, as compared to the corresponding 2005 period primarily due to the margin on increased sales volumes. The favorable year-over-year impact of the first quarter 2005 pre-tax charge of $925,000 associated with the closing of the Jackson, Mississippi facility was substantially offset by an increase in delivery costs of approximately $800,000 in the first quarter of 2006, as compared to the corresponding 2005 period, reflecting an increase in fuel costs.

•                  International Segment. The international segment, which excludes the Perfect Pizza operations that were sold in March 2006, reported an operating loss of $2.3 million in the first quarter of 2006 as compared to an operating loss of $857,000 in 2005. The decrease in operating results is principally due to increased costs related to the continued development of our support infrastructure throughout the international segment, including the United Kingdom, to support the accelerated development of both company-owned and franchised Papa John’s branded restaurants in our international markets. As reflected in our earlier guidance, the increase in year-over-year operating losses in the international segment is expected to continue throughout the remainder of 2006.

•                  All Others Segment. The operating income for the “All others” reporting segment increased approximately $700,000 in the first quarter of 2006 as compared to the corresponding 2005 period, primarily due to improved operating results from our insurance business and our partnership development activities.

•                  Unallocated Corporate Segment. The unallocated corporate expenses increased $1.2 million for the quarter, as compared to the corresponding prior year period, primarily due to an increase in equity compensation and executive performance unit incentive plan expense.

Stock options were awarded to the majority of management in late March 2005 with a two-year cliff vesting provision. Accordingly, a partial quarter of expense was recognized in the first quarter of 2005 (approximately $230,000) and a full quarter of expense was recognized in the first quarter of 2006 (approximately $700,000).

Additionally, performance units were awarded in 2005 and 2006 with each award having a three-year performance period. Therefore, the first quarter 2006 operating results include the allocable portion of the estimated cost of the performance unit program for units issued in both 2005 and 2006, while the first quarter of 2005 operating results included only the allocable portion of the estimated cost of the units issued in 2005.

Further, the ultimate cost associated with the performance units is based on the company’s ending stock price and total shareholder return relative to a peer group over the three-year performance period ending in December 2007 for the 2005 program and December 2008 for the 2006 program, with the awards paid in cash at the end of the respective performance periods. The estimated ultimate cost associated with the 2005 program increased significantly throughout 2005 as a result of our stock price performance during the year. Therefore, the allocable portion of the estimated cost of the 2005 units recorded in the first quarter of 2006 was substantially larger than that recorded in the first quarter of 2005. The total expense related to the 2005 and 2006 performance unit programs was $788,000 in the first quarter of 2006 as compared to $154,000 in the first quarter of 2005.

The decline in net interest cost for the first quarter of 2006, as compared to the corresponding 2005 period, is principally due to a decrease in our average outstanding debt balance.

The income tax rate was 37.0% for both the first quarter of 2006 and the first quarter of 2005.

Cash Flow

Cash flow from continuing operations increased to $25.7 million in the first quarter of 2006 from $18.7 million for 2005. The consolidation of BIBP increased cash flow from operations by approximately $5.4 million in 2006 and reduced cash flow from operations by approximately $1.6 million in 2005. Excluding the impact of the consolidation of BIBP, cash flow from continuing operations was substantially flat year-over-year as the increase in income from continuing operations was offset by the classification in 2006 of $2.6 million of excess tax benefits related to the exercise of non-qualified stock options from operating activities to financing activities as required by Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment.

Form 10-Q Filing

See the Management Discussion & Analysis section of our first quarter Form 10-Q filed with the Securities and Exchange Commission for additional information concerning the operating results and cash flows for the three-month period ended March 26, 2006.

Comparable Sales and Unit Count

As previously announced, domestic system-wide comparable sales for the first quarter increased 4.2% (composed of a 6.1% increase at company-owned restaurants and a 3.7% increase at franchised restaurants). The timing of the Easter holiday weekend was estimated to have a 0.4% favorable impact on these first quarter results. Total system-wide international sales for Papa John’s branded units increased 29.1% for the quarter, on a constant U.S. dollar basis, over the comparable period last year.

The company today announced that domestic system-wide comparable sales for the four weeks ended April 23, 2006 increased approximately 3.8% (composed of a 4.4% increase at company-owned restaurants and a 3.6% increase at franchised restaurants). The timing of the Easter holiday weekend was estimated to have a 1.0% unfavorable impact on these April period results. Total system-wide international sales for Papa John’s branded units increased 24.2% for the four weeks ended April 23, 2006, on a constant U.S. dollar basis, over the comparable period last year.

During the first quarter of 2006, 22 domestic and 13 international restaurants were opened (3 company-owned and 32 franchised), and 14 domestic and 26 international restaurants were closed (one company-owned, 36 franchised Papa John’s restaurants and 3 franchised Perfect Pizza restaurants). The international closings for the quarter included 17 franchise restaurants in Mexico as discussed further herein.

At March 26, 2006, there were 2,924 Papa John’s restaurants (509 company-owned and 2,415 franchised) operating in 49 states and 22 countries. The company-owned unit count includes 114 restaurants owned in majority-owned domestic joint venture arrangements, the operations of which are fully consolidated into the company’s results.

Acquisition Activity

The company acquired three franchised restaurants in the Philadelphia market on January 23, 2006. We expect to open an additional 20 company-owned units in the Philadelphia market over the next four to five years in order to achieve greater market penetration and awareness. This “buy and build” approach may be used in additional under-penetrated domestic franchise markets over time to enhance overall net unit growth and successful market development.

International Update

A total of 13 restaurants were opened in all international markets during the quarter, of which seven were located in our fastest growing markets of Korea and China. As of March 26, 2006, we had a total of 69 franchised restaurants open and contractual agreements for an additional 486 Papa John’s restaurants to be opened over the next eight years in these two countries. We also have a 100-unit development agreement for Northern India, the first unit of which was opened in early April. Our total international development pipeline as of March 26, 2006 included 839 restaurants to be opened over the next ten years.

In the fourth quarter of 2005, we terminated the master franchise agreement in Mexico. In the first quarter of 2006, 17 franchised and subfranchised restaurants in Mexico were closed, and an additional 17 restaurants closed in early April. The remaining five franchised units are expected to continue operations. The royalty income earned from the 17 restaurants closed in April was not material to our first quarter operating results. We are committed to the development of Mexico as an important international market and are currently evaluating our alternatives, including potential direct investment via a joint venture or other methods. As an indication of this commitment, we recently acquired the commissary facility in Mexico City to ensure a consistent supply of high-quality products to our restaurants.

As previously noted, the company sold its Perfect Pizza operations, consisting of the franchised units and related distribution operations on March 8, 2006. In accordance with U.S. generally accepted accounting principles, we have classified the Perfect Pizza operating results, including directly associated G&A expenses, as “discontinued operations” for both 2006 and 2005. The following summarizes the discontinued operations for the first quarter of 2006 and 2005 (in 000’s):

	2006	2005
Net sales	$2,421	$3,737

Pre-tax income	$617	$901

Net income	$389	$568

Share Repurchase Activity

The company repurchased approximately 716,000 shares of its common stock during the first quarter at an average price of $30.86 per share, or a total of $22.1 million, and a total of 437,000 shares of common stock were issued upon the exercise of stock options. Subsequent to the first quarter 2006, through April 20, 2006, the company repurchased an additional 221,000 shares of common stock at an average price of $32.26 per share.

As a result, there were 34.0 million diluted weighted-average shares outstanding for the first quarter of 2006 as compared to 33.6 million for the same period in 2005. Approximately 32.8 million actual shares of the company’s common stock were outstanding as of March 26, 2006. The company’s board of directors has authorized the repurchase of up to an aggregate $575.0 million of common stock through December 31, 2006, and through April 20, 2006, approximately 35.6 million shares have been repurchased at a total cost of $525.0 million (average price of $14.73).

The company’s share repurchase activity increased earnings per share from continuing operations by approximately $0.02 for the first quarter of 2006.

2006 Earnings Guidance Updated

The company announced that its previously disclosed earnings per share guidance for 2006 in the range of $1.38 to $1.46 for the 53-week year, excluding any potential impact from the required consolidation of BIBP, has been updated to a range of $1.40 to $1.46 in response to actual first quarter results.

The full-year 2006 forecast includes an expected continuing improvement in operating results for domestic company-owned restaurants and franchising operations as well as domestic commissary operations, as compared to full-year 2005 results for these segments. In addition, the fourth quarter 2006 results are expected to be favorable to the fourth quarter 2005 results due to certain non-recurring costs incurred in Q4-05. The forecast also includes the following factors, which have a negative impact on full-year 2006 results as compared to the same period in the prior year:

•                              The expense related to stock options and performance units is expected to be approximately $4.2 million higher in total in 2006, as compared to 2005, as the 2006 operating results include expenses associated with both the 2006 and 2005 awards due to the previously mentioned vesting periods for the awards, while the 2005 operating results only include the expenses associated with the 2005 awards.

•                              The Perfect Pizza discontinued operations generated approximately $1.8 million of after-tax income for full-year 2005 (or $0.05 per share) as compared to $389,000 ($0.01 per share) for 2006.

•                              We are continuing to make investments in our international infrastructure in support of our international growth, including the United Kingdom, where we are planning to accelerate development of both company-owned and franchised Papa John’s restaurants now that the sale of the Perfect Pizza brand has been completed.

As previously disclosed, the impact of the additional week of operations in the fourth quarter of 2006 is expected to increase earnings per share by $0.07, as reflected in the above earnings guidance range.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; increases in or sustained high levels of food, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about commodities supplies; economic, political and health conditions in the countries in which the company or its franchisees operate; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; higher-than-anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; franchisee relations; federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime; and labor shortages in various markets resulting in higher required wage rates. The above factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Our international operations are subject to additional factors, including currency regulations and fluctuations; differing business and social cultures and consumer preferences; diverse government regulations and structures; ability to source high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Conference Call

A conference call is scheduled for Wednesday, April 26, 2006, at 10:00 AM EDT to review first quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 for participation in the question and answer session. International participants may dial 706-679-8452.

The conference call will be available for replay beginning Wednesday, April 26, 2006 at approximately noon through Friday, April 28, 2006, at midnight EDT. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (passcode 5719048). International participants may dial 706-645-9291 (passcode 5719048).

Summary Financial Data

Papa John’s International, Inc.

	Three Months Ended
(In thousands, except per share	Mar. 26,	Mar. 27,
amounts)	2006	2005

Revenues	$242,349	$248,637

Income from continuing operations before income taxes (1)	$24,783	$14,916

Net income	$16,002	$9,965

Earnings per share - assuming dilution	$0.47	$0.30

Weighted-average shares outstanding - assuming dilution	33,983	33,564

EBITDA (A)	$31,769	$23,385

(1) See information below on a reporting unit basis that separately identifies the impact of consolidating VIEs on income from continuing operations before income taxes.

The following is a summary of our income (loss) from continuing operations before income taxes:

Domestic company-owned restaurants	$9,301	$4,557
Domestic commissaries	7,353	6,952
Domestic franchising	13,014	12,807
International	(2,341)	(857)
VIEs, primarily BIBP	5,389	(1,595)
All others	1,499	787
Unallocated corporate expenses	(8,882)	(7,678)
Elimination of intersegment profits	(550)	(57)
Income from continuing operations before income taxes	$24,783	$14,916

The following is a reconciliation of EBITDA to net income:

EBITDA (A)	$31,769	$23,385
Income tax expense	(9,170)	(5,519)
Net interest	(425)	(1,125)
Depreciation and amortization	(6,561)	(7,344)
Income from discontinued operations, net of tax	389	568
Net income	$16,002	$9,965

(A)                                 EBITDA represents operating performance from continuing operations before depreciation, amortization, net interest and income taxes. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs.

*   *   *   *

As of April 23, 2006, Papa John’s had 2,933 restaurants (510 company-owned and 2,423 franchised) operating in 49 states and 23 countries. For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended
(In thousands, except per share amounts)	March 26, 2006	March 27, 2005
	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$106,740	$110,714
Variable interest entities restaurant sales	2,446	5,167
Franchise royalties	14,238	13,365
Franchise and development fees	588	703
Commissary sales	102,692	100,912
Other sales	10,870	13,392
International:
Royalties and franchise and development fees	1,457	1,558
Restaurant and commissary sales	3,318	2,826
Total revenues	242,349	248,637

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	20,878	25,240
Salaries and benefits	31,501	34,139
Advertising and related costs	9,192	9,611
Occupancy costs	6,162	6,600
Other operating expenses	13,803	14,066
Total domestic Company-owned restaurant expenses	81,536	89,656

Variable interest entities restaurant expenses	2,107	4,612

Domestic commissary and other expenses:
Cost of sales	83,543	82,428
Salaries and benefits	7,465	7,454
Other operating expenses	11,140	14,170
Total domestic commissary and other expenses	102,148	104,052

Loss (income) from the franchise cheese-purchasing program, net of minority interest	(4,576)	1,009
International operating expenses	3,423	2,709
General and administrative expenses	24,244	21,297
Minority interests and other general expenses	1,698	1,917
Depreciation and amortization	6,561	7,344
Total costs and expenses	217,141	232,596

Operating income	25,208	16,041
Net interest	(425)	(1,125)
Income from continuing operations before income taxes	24,783	14,916
Income tax expense	9,170	5,519

Income from continuing operations	15,613	9,397
Income from discontinued operations, net of tax	389	568
Net income	$16,002	$9,965

Basic earnings per common share:
Income from continuing operations	$0.47	$0.28
Income from discontinued operations	0.01	0.02
Basic earnings per common share	$0.48	$0.30

Earnings per common share - assuming dilution
Income from continuing operations	$0.46	$0.28
Income from discontinued operations	0.01	0.02
Earnings per common share - assuming dilution	$0.47	$0.30

Basic weighted-average shares outstanding	33,122	33,178
Weighted-average shares outstanding - assuming dilution	33,983	33,564

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 26,	December 25,
(In thousands)	2006	2005
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$17,595	$22,098
Accounts receivable	21,501	21,300
Inventories	22,723	26,030
Prepaid expenses and other current assets	11,782	13,456
Deferred income taxes	6,607	7,085
Assets of discontinued operations held for sale	—	2,039
Total current assets	80,208	92,008

Investments	5,108	6,282
Net property and equipment	178,222	178,447
Notes receivable	10,540	7,667
Deferred income taxes	3,333	1,899
Goodwill	41,307	41,878
Other assets	15,596	13,772
Assets of discontinued operations held for sale	—	8,609
Total assets	$334,314	$350,562

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,389	$28,937
Income and other taxes	24,058	16,862
Accrued expenses	46,518	49,634
Current portion of debt	12,450	6,100
Total current liabilities	112,415	101,533

Unearned franchise and development fees	6,980	7,256
Long-term debt, net of current portion	20,015	49,016
Other long-term liabilities	30,250	31,478
Total liabilities	169,660	189,283

Total stockholders’ equity	164,654	161,279
Total liabilities and stockholders’ equity	$334,314	$350,562

Note:

The balance sheet at December 25, 2005 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
(In thousands)	March 26, 2006	March 27, 2005

Operating activities
Income from continuing operations	$15,613	$9,397
Adjustments to reconcile income from continuing operatons to net cash provided by operating activities:
Restaurant closure, impairment and disposition losses	103	119
Provision for uncollectible accounts and notes receivable	1,085	593
Depreciation and amortization	6,561	7,344
Deferred income taxes	(1,335)	(1,221)
Stock-based compensation expense	698	229
Excess tax benefit related to exercise of non-qualified stock options	(2,586)	—
Other	1,697	416
Changes in operating assets and liabilities:
Accounts receivable	(1,478)	2,326
Inventories	3,307	710
Prepaid expenses and other current assets	1,625	2,229
Other assets and liabilities	(2,438)	(593)
Accounts payable	451	(9,019)
Income and other taxes	7,196	5,054
Accrued expenses	(4,493)	1,440
Unearned franchise and development fees	(276)	(343)
Net cash provided by operating activities from continuing operations	25,730	18,681
Operating cash flows from discontinued operations	414	892
Net cash provided by operating activities	26,144	19,573

Investing activities
Purchase of property and equipment	(6,094)	(3,356)
Proceeds from sale of property and equipment	17	5
Purchase of investments	(2,014)	(3,443)
Proceeds from sale or maturity of investments	3,129	3,680
Loans to franchisees and affiliates	(820)	(1,260)
Loan repayments from franchisees and affiliates	3,027	450
Acquisitions	(543)	—
Proceeds from divestiture of restaurants	8,020	—
Net cash provided by (used in) investing activities	4,722	(3,924)

Financing activities
Net repayments on line of credit facility	(29,000)	(10,300)
Net proceeds from short-term debt - variable interest entities	6,350	2,150
Payments on long-term debt	—	—
Proceeds from issuance of common stock	—	1,000
Excess tax benefit related to exercise of non-qualified stock options	2,586	—
Proceeds from exercise of stock options	6,608	5,225
Acquisition of common stock	(22,108)	(13,932)
Other	159	(331)
Net cash used in financing activities	(35,405)	(16,188)

Effect of exchange rate changes on cash and cash equivalents	36	(54)
Change in cash and cash equivalents	(4,503)	(593)
Cash and cash equivalents at beginning of period	22,098	14,698

Cash and cash equivalents at end of period	$17,595	$14,105

Restaurant Progression

Papa John’s International, Inc.

	First Quarter Ended March 26, 2006
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	502	2	2,097	325	2,926
Opened	2	1	20	12	35
Closed	(1)	—	(13)	(23)	(37)
Acquired	3	—	—	—	3
Sold	—	—	(3)	—	(3)
End of Period	506	3	2,101	314	2,924

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	112	112
Closed	—	—	—	(3)	(3)
Sold	—	—	—	(109)	(109)
End of Period	—	—	—	—	—

	First Quarter Ended March 27, 2005
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	568	1	1,997	263	2,829
Opened	1	—	23	16	40
Closed	—	—	(19)	(5)	(24)
End of Period	569	1	2,001	274	2,845

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	118	118
Opened	—	—	—	1	1
Closed	—	—	—	(5)	(5)
End of Period	—	—	—	114	114